Exhibit 99.1
NEWS RELEASE
RANGE PROVIDES OPERATIONS UPDATE
FORT WORTH, TEXAS, OCTOBER 21, 2010...RANGE RESOURCES CORPORATION (NYSE: RRC) today provided an operations update. Third quarter production volumes averaged 503 Mmcfe net per day, a 15% increase over the prior-year period and 7% higher than second quarter 2010. This represents a milestone for Range with quarterly production surpassing 500 Mmcfe per day for the first time in the Company’s history. The record production marked the Company’s 31st consecutive quarter of sequential production growth. Production was 77% natural gas and 23% natural gas liquids (NGLs) and crude oil. Targeted drilling to the liquids-rich portion of the Marcellus Shale play in Pennsylvania, as well as the Midcontinent and Permian Basin regions drove the production growth. The Company continues to redirect capital into its higher return liquids and oil-rich properties, while reducing drilling in dry natural gas areas. As noted above, third quarter 2010 production was 23% NGLs and crude oil, versus 19% for second quarter 2010 and 16% for third quarter of 2009.
Third quarter drilling expenditures of $200 million funded the drilling of 118 (78 net) wells and 5 (5 net) recompletions. A 99% success rate was achieved. For the first nine months of 2010, 156 (111 net) wells have been successfully drilled and are now on production, while 111 (81 net) wells are currently in various stages of completion or waiting on pipeline connection.
Commenting on the announcement, John Pinkerton, Range’s Chairman and CEO, said, “Range delivered its 31st quarter of consecutive production growth and crossed the production milestone of 500 Mmcfe per day. Importantly, over the past several years, we have sold nearly $1 billion of non-core properties and reinvested the capital into higher return areas. With almost 90% of our capital currently directed toward the liquids-rich portion of the Marcellus play and other oil and liquids-rich areas, we are well-positioned to generate a strong rate of return, even in a low natural gas price environment. Looking ahead, we anticipate cash flow and asset sales to provide the capital to fund our continued growth. While our unit costs are declining with the sale of non-core properties, our production and reserve growth per share remains strong.”
Marcellus Shale Division
Range’s Marcellus production exit rate for the third quarter was 191 Mmcfe per day net. Approximately 71% of the production was natural gas and 29% was NGLs and condensate. At the end of the third quarter, approximately 34 Mmcfe per day of net production was shut in waiting on gathering and compression facilities currently under construction. In addition, Range has drilled 44 wells that are waiting on completion, of which 23 are scheduled to be completed prior to year-end. Given excellent drilling results through the first nine months of the year, Range is well-positioned to meet or exceed its Marcellus Shale year-end 2010 production exit rate target of 200 to 210 Mmcfe per day net.
During the third quarter, the Marcellus Division brought online a total of 18 horizontal wells in southwestern Pennsylvania, all in the liquids-rich “wet area” of the play. The wells had average lateral lengths of 3,291 feet and averaged 11 frac stages. The initial seven-day gross production rate for the 18 wells averaged 8.5 Mmcfe per day. All 18 wells are initially producing under somewhat constrained conditions due to gathering and compression capacity, as the facilities are not designed for peak production. Based on initial production results, we expect the average estimated ultimate recovery (EUR) of these 18 wells to exceed our average reserve estimate of 5.0 Bcfe per well for the southwest portion of Pennsylvania. Given low natural gas prices, we plan to drill fewer wells per pad, utilizing moderate lateral lengths and frac stages. This will allow us to build production with lower cycle times, while efficiently developing our leasehold position and generating outstanding well economics.
Providing additional upside resource potential from this region without additional acreage costs are a variety of shale formations that lie above the Marcellus formation. Range has now drilled and completed an initial horizontal test well to the Upper Devonian shales. Our first test indicates significant gas in place. The average seven-day test rate for the initial well was 5.1 Mmcfe per day. Range plans several more Upper Devonian test wells in 2011. We believe that a majority of our acreage in the southwest portion of the play is prospective for the Upper Devonian shales.
Over the past two years, Range has concentrated its leasing activities to filling in and blocking up its key acreage positions. In addition to acquiring fill-in leases in these areas, we have completed several acreage trades with third parties. The acreage trades allow each party to block up their respective leasehold positions. Recently, Range completed a trade in which it acquired approximately 42,000 net acres in our core area of southwestern Pennsylvania. The new acreage has longer term and adds more than 500 horizontal drilling locations in Washington County, an area where infrastructure is already in place and Range has had significant drilling success. To facilitate the trade, Range transferred approximately 55,000 net acres, of which 47,000 acres are located in West Virginia and 8,000 acres are located in Bradford and Sullivan counties in northeastern Pennsylvania.
The Marcellus infrastructure build out continues to progress on schedule. In the southwestern portion of the play, committed wet gas processing capacity has increased to 185 Mmcf per day, and is scheduled to expand to 390 Mmcf per day by third quarter 2011. Range also has access to an additional 40 Mmcf per day of wet gas processing on an interruptible basis. Dry gas capacity is currently 25 Mmcf per day in southwestern Pennsylvania, increasing to 65 Mmcf per day by year-end 2010. In the northeastern portion of the play, the build out of the first phase 150 Mmcf per day Lycoming County gathering system is on schedule for a year-end 2010 start up, with capacity increasing to as much as 350 Mmcf per day by year-end 2011.
Southwestern Division
During the third quarter, the Southwestern Division continued its successful drilling program. In the Barnett Shale formation, Range initiated sales on three wells in Denton County at a combined average rate of 15.0 (11.3 net) Mmcfe per day, comprised of 8.1 (6.1 net) Mmcf per day and 1,156 (868 net) barrels of NGLs and oil per day. In addition, we began completion operations on five wells in Tarrant County and two wells in Ellis County with production scheduled to begin early in the fourth quarter of 2010. In West Texas at the Conger Field, the division deepened three wells to the Strawn formation and recompleted another well into the Wolfcamp formation. The three Strawn deepenings yielded a combined daily average rate of 551 (468 net) Boe per day, comprised of 437 (372 net) per day barrels of oil and NGLs and 685 (582 net) mcf per day. The Wolfcamp recompletion added 594 (505 net) Boe per day, comprised of 552 (469 net) barrels of oil and NGLs and 255 (217 net) mcf per day.
Appalachian Division
During the third quarter 2010, Range’s Appalachian Division drilled a total of 61 (29 net) wells, continuing its successful development of tight gas sand, coal bed methane and horizontal drilling projects in the Nora field in Virginia. The division averaged five rigs running during the quarter and drilled 14 (7 net) vertical tight gas sand wells, 43 (20 net) coalbed methane wells and 4 (2 net) tight gas sand horizontal wells. On the recently acquired Nora extension property, the division has performed three well recompletions and implemented two pipeline and compression optimization projects that, in total, resulted in a 1,000 mcf per day (10%) increase in production. By year end, the Appalachian Division plans to drill five new tight gas sand wells and recomplete 12 existing wells on the extension properties.
Midcontinent Division
The first two completions of the 2010 drilling program in the Ardmore Basin horizontal Woodford play at depths of 7,000 feet have yielded outstanding results. One well completed for an average production rate of 801 barrels of oil and NGLs per day and 2.3 Mmcf per day or 1,176 (362 net) Boe per day. The average rate for the second completion was 1,064 barrels of oil and NGLs per day and 2.7 Mmcf per day or 1,514 (702 net) Boe per day. One operated rig is currently active in the play, along with one non-operated rig. During the quarter, the 5,000-foot deep horizontal Mississippian Lime play in northern Oklahoma recorded another strong completion with average daily production rates of 260 barrels of oil and NGLs and 900 mcf or 410 (318 net) Boe per day. Two additional wells in the play are currently drilling. In addition, Range controls approximately 80,000 (42,000 net) legacy acres that are all held by production in the emerging Cana Shale play in the Anadarko Basin. While still early, it appears that a material portion of our acreage is in the core of the play. Given that all of Range’s acreage is held by production, our strategy is to take a “wait and see approach,” before determining how to best exploit our acreage position.
Hedging and Realized Prices
For the fourth quarter 2010, Range has 335,000 Mmbtu per day of natural gas production hedged at an average floor price of $5.56 and an average cap of $7.20. For 2011, Range has recently increased its natural gas hedge position to 408,200 Mmbtu per day at an average floor price of $5.56 and an average cap of $6.48. For 2012, Range has recently increased its natural gas hedge position to 119,641 Mmbtu per day at an average floor of $5.50 and an average cap of $6.25. Updated hedging information is available on the Company’s website.
In the third quarter, Range early-settled certain 2011 crude oil collars it had put in place earlier this year locking in $15.7 million of cash gains. These cash gains will be recognized in the third quarter as additional cash flow but will not flow through the realized crude oil prices since they were settled early. These volumes were subsequently re-hedged.
Realized oil, gas and NGL prices, after adjusting for realized cash-settled hedges and cash-settled derivatives, averaged $4.97 per mcfe for the third quarter. This compares to price realizations of $6.35 per mcfe for third quarter 2009 and $5.07 per mcfe for second quarter 2010. Details of the commodity realized prices, after adjusting for realized cash-settled hedges and cash-settled derivatives are posted on the home page of Range’s website at www.rangeresources.com, along with a reconciliation to their most directly comparable GAAP financial measure.
RANGE RESOURCES CORPORATION (NYSE: RRC) is an independent natural gas company operating in the Southwestern and Appalachian regions of the United States.
Except for historical information, statements made in this release, including those relating to anticipated production, capital expenditures, anticipated cost reductions, anticipated rates of returns, the number of wells to be drilled, future realized prices, reserve potential, anticipated asset sales, reserve growth and anticipated financial results are forward-looking statements as defined by the Securities and Exchange Commission. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the volatility of oil and gas prices, the costs and results of drilling and operations, the timing of production, mechanical and other inherent risks associated with oil and gas production, weather, the availability of drilling equipment, changes in interest rates, litigation, uncertainties about reserve estimates, and environmental risks. The Company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in the Company’s filings with the Securities and Exchange Commission, which are incorporated by reference.
The SEC permits oil and gas companies, in filings made with the SEC, to disclose proved reserves, which are estimates that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Beginning with year-end reserves for 2009, the SEC permits the optional disclosure of probable and possible reserves. Range has elected not to disclose the Company’s probable and possible reserves in its filings with the SEC. Range uses certain broader terms such as “resource potential,” or “unproved resource potential” or “upside” or other descriptions of volumes of resources potentially recoverable through additional drilling or recovery techniques that may include probable and possible reserves as defined by the SEC’s guidelines. Range has not attempted to distinguish probable and possible reserves from these broader classifications. The SEC’s rules prohibit us from including in filings with the SEC these broader classifications of reserves. These estimates are by their nature more speculative than estimates of proved, probable and possible reserves and accordingly are subject to substantially greater risk of being actually realized. Unproved resource potential refers to Range’s internal estimates of hydrocarbon quantities that may be potentially discovered through exploratory drilling or recovered with additional drilling or recovery techniques and have not been reviewed by independent engineers. Unproved resource potential does not constitute reserves within the meaning of the Society of Petroleum Engineer’s Petroleum Resource Management System and does not include proved reserves. Area wide unproven, unrisked resource potential has not been fully risked by Range’s management. Actual quantities that may be ultimately recovered from Range’s interests will differ substantially. Factors affecting ultimate recovery include the scope of Range’s drilling program, which will be directly affected by the availability of capital, drilling and production costs, commodity prices, availability of drilling services and equipment, drilling results, lease expirations, transportation constraints, regulatory approvals, field spacing rules, recoveries of gas in place, length of horizontal laterals, actual drilling results, including geological and mechanical factors affecting recovery rates and other factors. Estimates of resource potential may change significantly as development of our resource plays provides additional data. Investors are urged to consider closely the disclosure in our most recent Quarterly Report on Form 10-Q, filed on July 27, 2010 for the period ending June 30, 2010, available from our website at www.rangeresources.com or by written request to 100 Throckmorton Street, Suite 1200, Fort Worth, Texas 76102. You can also obtain this Form 10-Q by calling the SEC at 1-800-SEC-0330.

2010-26

Contact:	Rodney Waller, Senior Vice President
David Amend, Investor Relations Manager
Karen Giles, Corporate Communications Manager
(817) 870-2601
www.rangeresources.com

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